Exhibit 99.1

Karen L. Howard Vice President – Finance and Chief Financial Officer Columbus McKinnon Corporation 716-689-5550 karen.howard@cmworks.com

Immediate Release

Columbus McKinnon Adopts Shareholder Rights Plan

AMHERST, N.Y. – May 19, 2009 – Columbus McKinnon Corporation (NASDAQ: CMCO), announced today that its Board of Directors has adopted a Shareholder Rights Plan, pursuant to which  a dividend distribution was declared of one preferred share purchase right on each outstanding common share of the Company.  Subject to limited exceptions, the rights will be exercisable if a person or group acquires 20% or more of the Company’s common shares or announces a tender offer for 20% or more of the common shares.  Under certain circumstances, each right will entitle shareholders to buy one one-thousandth of a share of the newly created series A junior participating preferred shares of the Company at an exercise price of $80.00.  Additional details regarding the Shareholder Rights Plan may be found in the Current Report on Form 8-K  filed today by Columbus McKinnon with the Securities and Exchange Commission.

In adopting the Plan, the Directors took into account the volatility of the stock market over the last year and its effect on the Company’s stock price. The Plan is intended to ensure fair treatment of its shareholders from potentially coercive takeover practices or takeover bids that are inconsistent with the interests of the Company and its shareholders.  The Plan is intended to provide the Board with sufficient time to consider any and all alternatives to such an action and to enable all of the Company’s shareholders to realize the long-term value of their investment in the Company.  The Rights do not prevent a takeover of the Company, but should encourage anyone seeking to acquire the Company to negotiate with the Board of Directors prior to attempting takeover. The Rights Plan was not adopted in response to any specific effort to acquire control of the Company. Rather, it was designed to assure that all of the Company’s shareholders receive fair and equal treatment in the event of any proposed takeover of the Company and to guard against partial tender offers, open market accumulations and other abusive or coercive tactics to gain control of the Company without paying all shareholders a control premium.

About Columbus McKinnon

Columbus McKinnon is a leading worldwide designer, manufacturer and marketer of material handling products, systems and services, which efficiently and ergonomically move, lift, position or secure material. Key products include hoists, actuators, cranes, chain and forged attachments. The Company is focused on commercial and industrial applications that require the safety and quality provided by its superior design and engineering know-how.  Comprehensive information on Columbus McKinnon is available on its web site at http://www.cmworks.com.

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